EXHIBIT 99

FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey schoenborn@nyc.bm.com

Action Performance Reports Second Quarter 2004 Earnings

Company Returns to Profitability and Forecasts Strong Recovery in Die-Cast Business

     PHOENIX — May 3, 2004 — Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today reported financial results for the fiscal second quarter and first six months of 2004.

     The company reported revenues of $83.9 million for the quarter ended March 31, 2004, compared to $91.1 million during the same period last year. The company returned to profitability and reported net income for the fiscal second quarter of 2004 of $1.3 million, or $0.07 per share, after deducting special charges of $1.6 million. This compared to net income of $7.3 million, or $0.40 per share for the second quarter of fiscal 2003. EBITDA for the quarter was $9.7 million compared to $18.8 million in the prior year.

     For the six-month period, the company reported revenues of $155.4 million compared with $176.9 million for the first six months of 2003. The company incurred a net loss of $417 thousand or $0.02 per share for the first six months of 2004 after deducting special charges aggregating $2.3 million in the six-month period net of currency translation gains of $573 thousand. This compared to net income of $15.2 million or $0.83 per share in the previous year. EBITDA for the six months was $14.9 million compared with $38.4 million in the prior year.

     The company previously indicated that the first six months would be weak, but would be positively offset by revenues and income in the second half of the year.

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     “I am pleased with our return to profitability and the improvement in our margins,” Action Chief Executive Officer Fred Wagenhals said. “We expect this positive momentum will continue through our third and fourth quarters, which will include the full impact of our die-cast price increases and the revenue impact of a strong backlog of die-cast programs. We’re on the cusp of achieving our expectations and we expect we will only get stronger as we enter the height of the racing season.”

     Mirroring the anticipated increase in revenues in the third and fourth quarters, backlog at March 31, 2004 increased 59.5% to $88.6 million from $55.6 million in the previous quarter. Backlog of die-cast products increased 63.8% to $71.0 million from $43.3 million in the previous quarter.

     Revenues for the quarter and the six months included $10.6 million and $23.8 million, respectively, from the company’s Funline subsidiary, which was acquired in late September 2003. Funline revenues continued to be strong reflecting continued strength in the “West Coast Choppers” and “SS Tuner” products.

     Action’s trackside revenues met expectations in the second quarter of 2004, with revenues from four of the NASCAR season’s first six races exceeding same-track sales during the same period last year. Quarter over quarter trackside comparables were affected by the timing of NASCAR’S Samsung/Radio Shack 500 race, which occurred during Action’s fiscal third quarter in 2004, rather than during the second quarter as in the prior year. Approximately $3 million in trackside revenue from the Texas race held April 2, 2004, will be included in the June quarter. Trackside revenues for the June quarter through the Auto Club 500 race on May 2, 2004 are up slightly over revenues from the same races during 2003.

     The previously disclosed delays in die-cast program approvals caused wholesale distribution die-cast revenues to decline from the 2003 second quarter by $12.2 million. Winner’s Circle die-cast revenues declined by $2.8 million to $3.2 million, reflecting the previously disclosed slow ramp-up of mass retail die-cast orders.

     Cost of sales for the quarter ended March 31, 2004 included a charge of approximately $1 million to increase royalty reserves applicable to the calendar year ended December 31, 2003. Second quarter results also included a $256 thousand loss arising from foreign currency translation adjustments and $350 thousand of other special charges. The combined effects of these three charges totaled approximately $0.06 per share.

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     The company’s second quarter results reflected a sequential improvement over the first quarter ended December 31, 2003. Quarterly revenues improved 17.5% and gross margins excluding, special items in each period, improved to 30.4% from 24.9% in the December quarter, reflecting trackside revenues and the initial impact of the die-cast selling price increases instituted during the fiscal first quarter. Low die-cast revenue and fixed tooling amortization charges reduced gross margins by approximately 0.8% in the first half. Funline margins continue to be impacted by a current product mix that includes high unit value but lower percentage margin products.

     “During the quarter we had $6.7 million operating cash flow and $922 thousand free cash flow.” Action Chief Financial Officer R. David Martin said. “Action’s return to profitability, its operating cash flow and free cash flow for the March quarter, combined with a balance sheet that has remained solid throughout the recent challenging quarters, reflecting the strength of Action’s business model. As we enter the last six months of the fiscal year, we anticipate both sequential and year over year revenue increases and improved margins due to price increases and the impact from growth in higher-margin die-cast revenues.

     “EBITDA for the second quarter of $9.7 million was also a strong recovery increasing $4.4 million or 84.3% over EBITDA of $5.3 million in the previous quarter.” Martin noted that, “Depreciation and amortization in the first six months increased $1.8 million over the prior year reflecting the Funline acquisition and the unusually high capital expenditures of fiscal 2003.”

     Action supplements its consolidated financial statements under generally accepted accounting principles with the presentation of earnings before interest, taxes, depreciation and amortization (EBITDA) and free cash flow, both non-GAAP financial measures. Action considers EBITDA to be an important indicator of our operating margin. EBITDA should be considered an addition to, not a substitute for, the Company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP. A reconciliation of EBITDA to GAAP reporting is attached following the unaudited consolidated financial statements. The Company considers free cash flow to be an important indicator of the Company’s liquidity and defines it as operational cash flow less capital expenditures.

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     Capital expenditures, which are typically greatest in the first half of Action’s fiscal year, totaled $13.4 million in the first six months of 2004 compared to $20.3 million in the same period last year. Capital expenditures remain on track to come within management’s $20 million to $24 million full-year estimate. Of the $13.4 million for the six months, $4.1 million represents Funline capital expenditures, including the previously disclosed $1.6 million of tooling existing at the acquisition date that was acquired from one of Funline’s contract manufacturers. Future capital expenditures will reflect the company’s improved supply chain management processes and controls.

     Action’s March 31, 2003 cash balance remained stable at $34.0 million and is expected to return to historical levels as the fiscal year progresses.

     Action reported distribution channel revenues as follows, in thousands:

	Second	Second
	Quarter	Quarter	YTD	YTD
	2004	2003	2004	2003
Domestic Die-Cast:
Wholesale distribution and promotion	$12,120	$24,353	$24,005	$45,333
Wholesale to mass-merchant retailers	13,771	5,942	31,607	19,147
Retail through collector’s catalogue club	4,145	4,361	8,049	10,584
Foreign Die-Cast — wholesale distribution and promotion	9,000	8,149	18,437	17,301

Total die-cast	39,036	42,805	82,098	92,365

Domestic Apparel and Memorabilia:
Wholesale distribution and promotion	21,430	21,833	34,683	38,452
Wholesale to mass-merchant retailers	11,616	11,455	20,084	24,040

Total apparel and memorabilia	33,046	33,288	54,767	62,492
Retail at Trackside	10,826	13,991	16,922	20,427
Royalties and Other	1,011	972	1,571	1,571

Net Sales	$83,919	$91,056	$155,358	$176,855

Net Sales from Business Acquired in Fiscal 2003	$10,594	$—	$23,784	$—

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     Action also reported inventories as follows, in thousands:

	March 31, 2004	December 31, 2003	March 31, 2003
Die-Cast:
Motorsports Related:
United States	$7,648	$7,045	$5,325
Germany	3,683	4,469	3,046
Funline	13,034	12,324	—

Total Die-Cast	24,365	23,838	8,371

Apparel and Other:
Motorsports Related	21,507	19,912	22,923
Other	10,529	8,715	4,943

Total Apparel and Other	32,036	28,627	27,866

Total Inventories	$56,401	$52,465	$36,237

Fiscal 2004 Guidance

     Action left its fiscal 2004 revenue expectations unchanged at $400 million to $425 million although it is guiding toward the lower end of the range, while lowering its 12-month guidance for fully diluted earnings per share to a range of $1.35 to $1.60. This reduction reflects the special charges in the second quarter and lower than anticipated margins from the Funline and leather jacket business. Management will reassess its 2004 forecasts next quarter, based on the expected success of die-cast program flow, the realization of less-cautious ordering patterns for licensed NASCAR merchandise from distributors, and the continuation of a return to more normalized mass retail revenue levels.

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About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Balance Sheets
March 31, 2004 and September 30, 2003
(in thousands)

	March 31,	September 30,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$33,960	$49,462
Accounts receivable, net	52,753	69,890
Inventories	56,401	43,232
Prepaid royalties	7,942	6,540
Taxes receivable	2,462	—
Deferred income taxes	5,294	5,291
Prepaid expenses and other	3,676	3,161

Total Long-Term Assets	162,488	177,576

Long-Term Assets
Property and equipment, net	63,456	62,951
Goodwill	88,445	87,448
Licenses and other intangibles, net	41,075	44,426
Other	2,445	2,357

Total Long-Term Assets	195,421	197,182

	$357,909	$374,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,525	$36,734
Accrued royalties	9,915	11,762
Accrued expenses	7,852	11,764
Taxes payable	762	3,156
Current portion of long-term debt	313	567

Total Current Liabilities	48,367	63,983

Long-Term Liabilities:
Long-term debt	34,531	34,425
Deferred income taxes and other	11,520	11,816

Total Long-Term Liabilities	46,051	46,241

Commitments and Contingencies
Minority Interests	2,529	2,941
Shareholders’ Equity	260,962	261,593

	$357,909	$374,758

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
Three and Six Months Ended March 31, 2004 and 2003
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	2004	2003	2004	2003
Net sales	$83,919	$91,056	$155,358	$176,855
Cost of sales	59,434	59,005	113,685	114,282

Gross profit	24,485	32,051	41,673	62,573

Operating expenses:
Selling, general and administrative	20,700	19,799	40,838	37,161
Amortization of licenses and other intangibles	943	835	1,884	1,735

Total operating expenses	21,643	20,634	42,722	38,896

Income (loss) from operations	2,842	11,417	(1,049)	23,677
Interest expense	(471)	(610)	(902)	(1,189)
Foreign currency gains and losses	(256)	926	573	2,287
Earnings from joint venture	198	—	762	—
Other income and expenses	(242)	(227)	(54)	(462)

Income (loss) before income taxes	2,071	11,506	(670)	24,313
Income taxes	783	4,252	(253)	9,093

Net income (loss)	1,288	7,254	(417)	15,220
Other comprehensive income (loss)	(591)	191	814	974

Comprehensive income	$697	$7,445	$397	$16,194

Earnings (Loss) Per Common Share:
Basic	$0.07	$0.41	$(0.02)	$0.85
Diluted	$0.07	$0.40	$(0.02)	$0.83
Weighted Average Shares Outstanding:
Basic	18,327	17,847	18,304	17,819
Diluted	18,602	18,998	18,304	19,009

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
Six Months Ended March 31, 2004 and 2003
(in thousands)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(417)	$15,220
Adjustments to reconcile net income (loss) to cash provided by operations-
Depreciation and amortization	14,713	12,942
Stock option tax benefits	86	446
Undistributed earnings from joint venture	(762)	—
Other	716	248
Changes in assets and liabilities, net of businesses acquired and disposed-
Accounts receivable, net	17,351	10,561
Accounts payable and accrued expenses	(6,276)	(9,932)
Income taxes receivable and payable	(4,934)	949
Inventories	(12,144)	(2,496)
Prepaid royalties and accrued royalties	(3,320)	(6,396)
Other	(2,080)	(5,046)

Net cash provided by operating activities	2,933	16,496

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(13,443)	(20,307)
Acquisition of businesses	(2,439)	(603)
Other	503	—

Net cash used in investing activities	(15,379)	(20,910)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term debt borrowings — German mortgage	—	3,001
Long-term debt repayments	(403)	(422)
Common stock purchases for treasury	—	(2,024)
Dividends paid — common shareholders	(1,829)	(1,070)
Dividends paid — minority interest shareholders	(1,149)	(730)
Stock option and other exercise proceeds	145	394

Net cash used in financing activities	(3,236)	(851)

Effect of exchange rates on cash and cash equivalents	180	477

Net change in cash and cash equivalents	(15,502)	(4,788)
Cash and cash equivalents, beginning of period	49,462	69,585

Cash and cash equivalents, end of period	$33,960	$64,797

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ACTION PERFORMANCE COMPANIES, INC.
Unaudited Reconciliation of EBITDA to GAAP Reporting
Three and Six Months Ended March 31, 2004 and 2003
(in thousands)

	Three Months Ended		Six Months Ended
	2004	2003	2004	2003
Income (Loss) Before Income Taxes	$2,071	$11,506	$(670)	$24,313
Interest Expense	471	610	902	1,189
Depreciation and Amortization:
Depreciation — cost of sales	4,849	4,407	10,174	8,247
Depreciation — operating expenses	1,355	1,451	2,655	2,960
Amortization of licenses and other intangibles	943	835	1,884	1,735

Total depreciation and amortization	7,147	6,693	14,713	12,942

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$9,689	$18,809	$14,945	$38,444

The company supplements its consolidated financial statements under generally accepted accounting principles (GAAP) with a presentation of EBITDA, a non-GAAP financial measure. Action Performance considers EBITDA to be an important indicator of its operating margin. EBITDA should be considered an addition to, not a substitute for, the company’s other measures of financial performance reported in the consolidated financial statements in accordance with GAAP.

ACTION PERFORMANCE COMPANIES, INC.
Unaudited Calculation of Free Cash Flow
(in thousands)

	Three Months Ended		Six Months Ended
	12/31/2003	3/31/2004	3/31/2004
Cash Flow From Operating Activities	$(3,729)	$6,662	$2,933
Capital Expenditures, Net	(7,703)	(5,740)	(13,443)

Free Cash Flow	$(11,432)	$922	$(10,510)

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